FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 9, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Signs Agreement to Jointly Explore Alberta Bakken Acreage in Northwest Montana

Salt Lake City, May 9, 2011 – FX Energy, Inc. (NASDAQ: FXEN) announced the signing of an agreement with American Eagle Energy, Inc., and Big Sky Operating LLC, to jointly explore approximately 75,000 acres in the Alberta Bakken in Northwest Montana.  FX Energy’s 10,000 acre field in the Southwest Cut Bank Sand Unit will be included in the joint exploration program and the Company will own a one-third interest in the overall project.

The companies plan to drill a minimum of three vertical wells to evaluate the potential of the acreage over the next several months.  If the tests confirm the potential that the companies believe exists in the project area, the wells will be drilled horizontally and fracced.  The drilling contractor for the wells will be the Company’s wholly owned subsidiary FX Drilling Company.

“Since our partners were among the first movers in the Williston Basin Bakken play, their technical expertise is a valuable addition to the joint venture.  We expect to drill and test several wells this year and if successful, our acreage position is sufficiently large to accommodate a continuous drilling program for years to come,” said Andy Pierce VP of Operations for FX Energy.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.